   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 31, 1995.


                                                       REGISTRATION NO. 33-61809
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 2


                                       TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                           FOSTER WHEELER CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                   NEW YORK                                     13-1855904
       (STATE OR OTHER JURISDICTION OF                       (I.R.S. EMPLOYER
        INCORPORATION OR ORGANIZATION)                     IDENTIFICATION NO.)

                           PERRYVILLE CORPORATE PARK
                           CLINTON, NEW JERSEY 08809
                                 (908) 730-4000
               (ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            THOMAS R. O'BRIEN, ESQ.
                           FOSTER WHEELER CORPORATION
                           PERRYVILLE CORPORATE PARK
                           CLINTON, NEW JERSEY 08809
                           TELEPHONE: (908) 730-4000
                           FACSIMILE: (908) 730-5300
            (NAME, ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                            ------------------------

                                   COPIES TO:

           TIMOTHY B. GOODELL, ESQ.                       STACY J. KANTER, ESQ.
                 WHITE & CASE                                ERICA WARD, ESQ.
         1155 AVENUE OF THE AMERICAS               SKADDEN, ARPS, SLATE, MEAGHER & FLOM
           NEW YORK, NEW YORK 10036                          919 THIRD AVENUE
          TELEPHONE: (212) 819-8200                      NEW YORK, NEW YORK 10022
          FACSIMILE: (212) 354-8113                     TELEPHONE: (212) 735-3000
                                                        FACSIMILE: (212) 735-2000

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. /X/

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS
                                  $500,000,000

                           FOSTER WHEELER CORPORATION
                                   SECURITIES
                          ---------------------------

     Foster Wheeler Corporation ("Foster Wheeler" or the "Company") may offer from time to time, together or separately, up to $500,000,000 aggregate principal amount, or its equivalent based on the applicable exchange rate at the time of the offering, of its (i) debt securities consisting of debentures, notes or other unsecured evidences of indebtedness (the "Debt Securities"), which may be either senior debt securities (the "Senior Debt Securities") or subordinated debt securities (the "Subordinated Debt Securities"); (ii) shares of preferred stock (the "Preferred Stock"), which may be issued in the form of depositary receipts (the "Depositary Shares") that will represent a fraction of a share of Preferred Stock; (iii) shares of common stock (the "Common Stock"); and (iv) warrants to purchase securities of the Company as shall be designated by the Company at the time of the offering (the "Warrants"), in each case in amounts, at prices and on terms to be determined at the time of the offering. The Debt Securities, Preferred Stock, Depositary Shares, Common Stock and the Warrants are collectively called the "Securities."

     The form in which the Securities are to be issued, their specific designation, aggregate principal amount or aggregate initial offering price, maturity, if any, rate and times of payment of interest or dividends, if any, redemption, conversion, and sinking fund terms, if any, voting or other rights, if any, exercise price and detachability, if any, and other specific terms will be set forth in a Prospectus Supplement (the "Prospectus Supplement"), together with the terms of offering of such Securities.

     If so specified in the applicable Prospectus Supplement, Debt Securities of a series may be issued in whole or in part in the form of one or more temporary or permanent global securities. The Prospectus Supplement will also contain information, as applicable, about certain material United States Federal income tax considerations relating to the particular Securities offered thereby.

     The Common Stock is listed on the New York Stock Exchange under the symbol "FWC." The Prospectus Supplement will also contain information, where applicable, as to any other listing on a securities exchange of the Securities covered by such Prospectus Supplement.

                          ---------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
   SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
    PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR
     THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
       CRIMINAL OFFENSE.

                          ---------------------------

     The Securities may be sold directly to purchasers or through agents, underwriters, including the underwriter listed below (the "Underwriters") or dealers. The Prospectus Supplement applicable to each sale of Securities hereunder will set forth the names of each such Underwriter, the proposed amounts to be purchased by the Underwriters and the compensation of such Underwriters. Pricing information and net proceeds to the Company from the sale of such Securities will also be set forth in such Prospectus Supplement. See "Plan of Distribution" herein.

                          ---------------------------

                                LEHMAN BROTHERS

October 31, 1995

     NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER OR AGENT. THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR ANY OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT NOR ANY SALE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF AND THEREOF.

                             AVAILABLE INFORMATION

     Foster Wheeler is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and the New York regional office of the Commission, Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained at prescribed rates by writing to the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. Such material can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     This Prospectus constitutes part of a Registration Statement filed by Foster Wheeler with the Commission under the Securities Act of 1933, as amended (the "Act"). This Prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement and to the exhibits thereto for further information with respect to the Company and the Securities offered hereby. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     There are hereby incorporated by reference in this Prospectus:

     (a) the Company's Annual Report on Form 10-K (Commission File No. 1-286-2) for the fiscal year ended December 30, 1994, as amended on Form 10-K/A, dated October 23, 1995;

     (b) the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995 and its Quarterly Report on Form 10-Q for the quarter ended June 30, 1995, as amended on Form 10-Q/A, dated October 23, 1995;

     (c) the Company's Proxy Statement for the Annual Meeting of Stockholders on April 25, 1995, filed with the Commission on March 17, 1995; and


     (d) the Company's Current Report on Form 8-K, dated September 25, 1995 and its Current Report on Form 8-K, dated October 12, 1995, as amended on Form 8-K/A, dated October 31, 1995.


     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Securities offered hereby shall be deemed to be incorporated by reference to this Prospectus and to be a part hereof from the date any such document is filed. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other document subsequently filed with the Commission which also is or is deemed to be incorporated by reference herein or in any Prospectus Supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     Foster Wheeler will provide without charge to each person to whom this Prospectus has been delivered, upon written or oral request of such person, a copy of any or all of the documents that are incorporated by reference herein, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to Thomas R. O'Brien, Esq., General Counsel, Foster Wheeler Corporation, Perryville Corporate Park, Clinton, New Jersey 08809, telephone number (908) 730-4000.

                                  THE COMPANY

     Foster Wheeler is a global company providing engineering services and products to a broad range of industries through its Engineering and Construction, Energy Equipment and Power Systems Groups. Primary industries served by the Company include petroleum refining, petrochemicals, chemicals, pharmaceuticals and power generation. The services provided include design, engineering, construction, project development and management, research, plant operations and environmental services. The products include pulverized coal boilers and circulating fluidized bed steam generators, power generation facilities, chemical separation equipment and fired heaters.

     The executive offices of Foster Wheeler, a New York corporation organized in 1900, are located at Perryville Corporate Park, Clinton, New Jersey 08809, and the general telephone number is (908) 730-4000.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the ratio of earnings to fixed charges for the periods indicated:

                              YEAR ENDED DECEMBER 31,
SIX MONTHS ENDED     -----------------------------------------
 JUNE 30, 1995       1994     1993     1992     1991     1990
----------------     -----    -----    -----    -----    -----
      3.07            3.38     3.26     2.49     2.30     2.01

     The ratio of earnings to fixed charges was calculated based on information from the Company's books and records. In computing the ratio of earnings to fixed charges, earnings consist of net earnings/loss of the Company and its consolidated subsidiaries, plus income taxes, plus, in 1992, the cumulative effect of a change in accounting principle relating to the adoption of Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," plus fixed charges and capitalized interest amortized, less capitalized interest and equity earnings of non-consolidated associated companies accounted for by the equity method, net of dividends. Fixed charges consist of interest costs on borrowed funds, including capitalized interest, commitment fees, and a reasonable approximation of the imputed interest on non-capitalized lease expense. There were no preferred shares outstanding during any of the periods indicated and therefore the ratio of earnings to combined fixed charges and preferred share dividend requirements would have been the same as the ratio of earnings to fixed charges for each period indicated.

                                USE OF PROCEEDS

     Unless otherwise set forth in an accompanying Prospectus Supplement, the Company intends to use the net proceeds from the sale of the Securities for general corporate purposes, which may include repayment, reduction and/or refinancing of existing indebtedness, including acquisition indebtedness, working capital, capital expenditures and additional acquisitions.

                         DESCRIPTION OF DEBT SECURITIES

     The Debt Securities may be issued from time to time in one or more series under an Indenture (the "Indenture"), between the Company and Harris Trust and Savings Bank, as Trustee (the "Trustee"), a copy of the form of which is filed as an exhibit to the Registration Statement. The following summaries of certain provisions of the Debt Securities and the Indenture, as modified or superseded by any applicable Prospectus Supplement, are brief summaries of certain provisions thereof, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Indenture. Capitalized terms are defined in the Indenture unless otherwise defined herein. Whenever any term defined therein is referred to, such definition is incorporated herein by reference.

GENERAL

     The Indenture does not limit the amount of Debt Securities that may be issued thereunder and provides that additional Debt Securities may be issued in one or more series thereunder up to the aggregate principal amount that may be authorized from time to time by the Company's Board of Directors. The Debt Securities will be either unsecured senior obligations of the Company and will rank equally and ratably with all other unsecured unsubordinated indebtedness of the Company or subordinated to Senior Debt (as defined in the Indenture). The Subordinated Debt Securities when issued will be subordinated in right of payment to the prior payment in full of all Senior Debt of the Company as described below under "Subordinated Debt" and in the Prospectus Supplement applicable to an offering of Subordinated Debt Securities.

     Reference is made to the Prospectus Supplement relating to the particular Debt Securities offered thereby for the following terms, where applicable, of the Debt Securities: (i) the specific designation of the Debt Securities; (ii) the denominations in which such Debt Securities are authorized to be issued;
(iii) the aggregate principal amount of such Debt Securities; (iv) the date or dates on which the principal of such Debt Securities will mature or the method of determining such date or dates; (v) the price or prices (expressed as a percentage of the aggregate principal amount thereof) at which the Debt Securities will be issued; (vi) the rate or rates (which may be fixed or variable) at which such Debt Securities will bear interest, if any, or the method of calculating such rate or rates; (vii) the times and places where principal of, premium, if any, and interest, if any, on such Debt Securities will be payable; (viii) the date, if any, after which such Debt Securities may be redeemed and the redemption prices; (ix) the date or dates on which interest, if any, will be payable and the record date or dates therefor or the method by which such date or dates will be determined; (x) the period or periods within which, the price or prices at which, the currency or currencies (including currency units) in which, and the terms and conditions upon which, such Debt Securities may be redeemed, in whole or in part, at the option of the Company;
(xi) the obligation, if any, of the Company to redeem or purchase such Debt Securities pursuant to any sinking fund or analogous provisions, upon the happening of a specified event or at the option of a holder thereof and the period or periods within which, the price or prices at which and the terms and conditions upon which, such Debt Securities shall be redeemed or purchased, in whole or in part, pursuant to such obligations; (xii) the terms and conditions, if any, pursuant to which the Debt Securities are convertible or exchangeable into Common Stock or Preferred Stock or other debt securities, including the conversion or exchange price, the conversion or exchange period and other conversion or exchange provisions; (xiii) the currency or currency units for which such Debt Securities may be purchased or in which such Debt Securities may be denominated and/or the currency or currency units in which principal of, premium, if any, and/or interest, if any, on such Debt Securities will be payable and whether the Company or the holders of any such Debt Securities may elect to receive payments in respect of such Debt Securities in a currency or currency units other than that in which such Debt Securities are stated to be payable; (xiv) any index or formula used to determine the amount of payments of principal of and premium, if any, and interest; (xv) if other than the principal amount thereof, the portion of the principal amount of such Debt Securities that will be payable upon declaration of the acceleration of the maturity thereof or the method by which such portion shall be determined; (xvi) the person to whom any interest on any such Debt Security shall be payable if other than the person in whose name such Debt Security is registered on the applicable record date;
(xvii) any addition to, or modification or deletion of, any Event of Default or any covenant of the Company specified in the Indenture with respect to such Debt Securities; (xviii) the application, if any, of such means of defeasance or covenant defeasance as may be specified for such Debt Securities; (xix) whether such Debt Securities are to be issued in whole or in part in the form of one or more temporary or permanent global securities and, if so, the identity of the depositary for such global security or securities; and (xx) any other terms pertaining to such Debt Securities not inconsistent with the provisions of the Indenture. Debt Securities may also be issued under the Indenture upon the exercise of Debt Warrants. See "Description of Warrants -- Debt Warrants." Unless otherwise specified in the applicable Prospectus Supplement, the Debt Securities will not be listed on any securities exchange.

     Some of the Debt Securities may be issued at a discount (bearing no interest or interest at below market rates) ("Discount Securities") to their stated principal amount. United States Federal income tax consequences and other special considerations applicable to any such Discount Securities or any Debt Securities which are denominated in a currency or composite currency other than United States dollars will be described in the applicable Prospectus Supplement.

     Since the Company is a holding company, the rights of the Company, and hence the right of creditors of the Company (including the holders of Debt Securities), to participate in any distribution of the assets of any subsidiary upon its liquidation or reorganization otherwise is necessarily subject to the prior claims of creditors of any such subsidiary except to the extent that claims of the Company itself as a creditor of the subsidiary may be recognized.

     Unless otherwise indicated in the applicable Prospectus Supplement, the covenants contained in the Indenture and the Debt Securities would not provide for redemption at the option of a Holder nor necessarily afford Holders thereof protection in the event of a highly leveraged or other transaction that may adversely affect such Holders, except to the extent described under "-- Consolidation, Merger and Sale of Assets." Such covenants may not be waived or modified by the Company or its Board of Directors, although holders of Debt Securities could waive or modify such covenants as more fully described below under "-- Modification and Waiver."

CONVERSION OR EXCHANGE OF DEBT SECURITIES

     If so indicated in the applicable Prospectus Supplement with respect to a particular series of Debt Securities, such series will be convertible or exchangeable into Common Stock, Preferred Stock or other debt securities on the terms and conditions set forth therein. Such terms will include provisions as to whether conversion is mandatory, at the option of the holder or at the option of the Company, and may include provisions pursuant to which the number of shares of Common Stock, Preferred Stock or other securities of the Company to be received by the holders of Debt Securities would be calculated according to the market price of Common Stock, Preferred Stock or other securities of the Company as of a time stated in the Prospectus Supplement. The applicable Prospectus Supplement will indicate restrictions on ownership that may apply in the event of a conversion or exchange.

FORM, EXCHANGE, REGISTRATION, TRANSFER AND PAYMENT

     Unless otherwise specified in the applicable Prospectus Supplement, the Debt Securities will be issued in fully registered form without coupons in denominations set forth in the Prospectus Supplement. No service charge will be made for any transfer or exchange of such Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Where Debt Securities of any series are issued in bearer form, the special restrictions and considerations, including special offering restrictions and special United States Federal income tax considerations, applicable to any such Debt Securities and to payment on and transfer and exchange of such Debt Securities will be described in the Prospectus Supplement. Bearer Debt Securities will be transferrable by delivery.

     Unless otherwise provided in the applicable Prospectus Supplement, principal and premium, if any, or interest, if any, will be payable and the Debt Securities may be surrendered for payment or transferred at the offices of the Trustee as paying and authenticating agent, provided that payment of interest on registered securities may be made at the option of the Company by check mailed to the address of the person entitled thereto as it appears in the Security Register. Payment of Debt Securities in bearer form will be made at such paying agencies outside of the United States as the Company may appoint.

BOOK-ENTRY DEBT SECURITIES

     The Debt Securities of a series may be issued in whole or in part in the form of one or more Global Securities that will be deposited with, or on behalf of, a depositary (the "Global Depositary"), or its nominee, identified in the Prospectus Supplement relating to such series. In such a case, one or more Global Securities will be issued in a denomination or aggregate denomination equal to the portion of the aggregate principal amount of Outstanding Debt Securities of the series to be represented by such Global Security or Securities. Unless and until it is exchanged in whole or in part for Debt Securities in definitive registered form, a Global Security may not be registered for transfer or exchange except as a whole by the Global Depositary for such

Global Security to a nominee for such Global Depositary and except in the circumstances described in the applicable Prospectus Supplement.

     The specific terms of the depositary arrangement with respect to any portion of a series of Debt Securities to be represented by a Global Security and a description of the Global Depositary will be provided in the applicable Prospectus Supplement.

CERTAIN COVENANTS OF THE COMPANY

Definitions

     "Attributable Debt" is defined to mean as to any particular lease under which any Person is at the time liable, at any date as of which the amount thereof is to be determined, the total net amount of rent required to be paid by such Person under such lease during the remaining primary term thereof, discounted from the respective due dates thereof to such date at the rate of interest per annum, compounded semi-annually, implicit in the terms of such lease, as determined in good faith by the Company. The net amount of rent required to be paid under any such lease for any such period shall be the amount of the rent payable by the lessee with respect to such period, after excluding amounts required to be paid on account of maintenance, repairs, insurance, taxes, assessments, water rates and similar charges and contingent rents such as those based on sales. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall also include the amount of such penalty, but shall not include any rent required to be paid under such lease subsequent to the first date upon which it may be so terminated.

     "Consolidated Net Tangible Assets" is defined to mean the aggregate amount of assets after deducting (a) all current liabilities and (b) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense, and other like intangibles, all as set forth on the most recently prepared balance sheet of the Company and its consolidated Subsidiaries and computed in accordance with United States generally accepted accounting principles.

     "Debt" with respect to any Person is defined to mean (i) any debt (a) for money borrowed, or (b) evidenced by a bond, note, debenture, or similar instrument (including purchase money obligations) given in connection with the acquisition of any business, property or assets, whether by purchase, merger, consolidation or otherwise, but shall not include any account payable or other obligation created or assumed by a Person in the ordinary course of business in connection with the obtaining of materials or services, or (c) which is a direct or indirect obligation which arises as a result of banker's acceptances; (ii) any debt of others described in the preceding clause (i) which such Person has guaranteed or for which it is otherwise directly liable; (iii) the obligation of such Person as lessee under any lease of property which is reflected on such Person's balance sheet as a capitalized lease; and (iv) any deferral, amendment, renewal, extension, supplement or refunding of any liability of the kind described in any of the preceding clauses (i), (ii) and (iii); provided, however, that, in computing the Debt of any Person, there shall be excluded any particular Debt if, upon or prior to the maturity thereof, there shall have been deposited with a depository in trust money (or evidence of Debt if permitted by the instrument creating such Debt) in the necessary amount to pay, redeem or satisfy such Debt as it becomes due, and the amount so deposited shall not be included in any computation of the assets of such Person.

     "Existing Debt" is defined to mean all Debt outstanding on the date of issuance of a particular series of Securities.

     "Permitted Secured Debt" means all Debt (i) permitted under the covenant described in "-- Limitation on Liens" and (ii) to which the covenant described in "-- Limitation on Liens" is expressly inapplicable.

     "Principal Property" is defined to mean any facility owned by the Company or any Subsidiary, in each case, the gross book value of which on the date of determination exceeds 1% of Consolidated Net Tangible Assets.

     "Restricted Subsidiary" is defined to mean any Subsidiary of the Company which owns, directly or indirectly, a Principal Property and any Subsidiary which, in the opinion of the Board of Directors or any duly authorized committee thereof, is of material importance to the Company.

     "Senior Debt" is defined to mean the principal, premium, if any, unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not a claim for post-filing interest is allowed in such proceeding), fees, charges, expenses, reimbursement and indemnification obligations, and all other amounts payable under or in respect of Debt of the Company, whether any such Debt exists as of the date of the Indenture or is created, incurred, assumed or guaranteed after such date, other than (i) Debt that by its terms or by operation of law is subordinated to or on a parity with the Debt Securities and (ii) Debt owed to a subsidiary or partnership of the Company.

     "Subsidiary" is defined to mean a corporation of which securities having ordinary voting power, in the absence of contingencies, to elect a majority of directors, are owned directly or indirectly by the Company.

     "Working Debt" means Debt incurred by subsidiaries of the Company organized outside the United States for (i) working capital in the ordinary course of business that is repayable within three years or (ii) hedging currency risk relating to contracts with customers for the delivery of products and services with proceeds segregated and identified and limited to investments and uses designed to accomplish such purpose.

Limitation on Liens

     The Company will not, and will not permit any Subsidiary to, incur, issue, assume or guarantee any Debt secured after the date of the Indenture by pledge of, or mortgage or other lien on ("Lien"), any Principal Property of the Company or any Subsidiary, or any shares of stock or Debt of any Subsidiary without effectively providing that the Debt Securities of all series issued pursuant to the Indenture (together with, if the Company shall so determine, any other Debt of the Company or such Subsidiary then existing or thereafter created which is not subordinate to the Debt Securities) shall be secured equally and ratably with (or, at the option of the Company, prior to) such secured Debt, so long as such secured Debt shall be so secured, unless after giving effect thereto, the aggregate principal amount of all such secured Debt then outstanding which would otherwise be prohibited, plus all Attributable Debt of the Company and its Subsidiaries in respect of sale and leaseback transactions (as defined in
"-- Restrictions on Sales and Leasebacks") occurring after the date of the Indenture and existing at such time which would otherwise be prohibited by the covenant described in "-- Restrictions on Sales and Leasebacks", would not exceed 5% of Consolidated Net Tangible Assets. This restriction does not apply to, and there shall be excluded in computing secured Debt for the purpose of such restriction, Debt secured by:

          (1) Liens on property, capital stock or Debt existing at the time of acquisition thereof (including acquisition through merger or consolidation) or to secure the payment of all or any part of the purchase price or construction cost or commencement of operation thereof or to secure any Debt incurred prior to, at the time of, or within 180 days after, the later of the acquisition of such property or shares or Debt, the completion of any such construction and the commencement of operation for the purpose of financing all or any part of the purchase price or construction cost or commencement of operation thereof, provided that any such Liens shall only extend to the above-described property or property on which the above-described property is situated;

          (2) Liens on property of, or on any shares of stock or Debt of, any corporation or other Person existing at the time such corporation becomes a Restricted Subsidiary;

          (3) Liens on property of, or on any shares of capital stock or Debt of any corporation or other Person existing at the time such corporation or other Person is merged into or consolidated with the Company or a Restricted Subsidiary or at the time of sale, lease or other disposition of all or substantially all the properties of a corporation or other Person to the Company;

          (4) Liens (a)(i) in favor of the United States of America or any State thereof, or any department, agency or instrumentality or political subdivision of the United States of America or any State thereof, or (ii) in favor any other country, or any political subdivision thereof, to secure partial, progress, advance or other payments pursuant to any contract or statute, or (b)(i) for taxes, assessments or governmental charges or levies in each case not then due and delinquent or the validity of which is being contested in good faith by appropriate proceedings, and (ii) for materialmen's, mechanics', carriers', workmen's, repairmen's, landlord's or other like Liens, or deposits to obtain the release of such Liens;

          (5) Liens on any property or assets of any Restricted Subsidiary to secure Debt owing by it to the Company or any other Restricted Subsidiary;

          (6) Liens arising out of judgments or awards against the Company or any subsidiary that the Company or such subsidiary is contesting in good faith;

          (7) Liens made in favor of any customer arising in the ordinary course of business of the Company or any subsidiary in respect of payments made by or on behalf of such customer for goods produced or services rendered to such customer;

          (8) Liens existing at the date of the Indenture;

          (9) Liens created to secure the financing of cogeneration, waste-to-energy or other operating or construction projects, but only to the extent that the Debt associated with any such transaction is limited in recourse to the assets, contractual rights and revenues of the particular project being financed and any such Lien does not extend beyond the assets, contractual rights and revenues of such project and the capital stock of the corporation owning such project, and any extension, renewal, refunding, replacement or refinancing (or successive extensions, renewals, replacements, refundings or refinancings) as a whole or in part of any Liens referred to in this clause (9); and

          (10) Any extension, renewal, refunding or replacement (or successive extensions, renewals, refundings or replacements), as a whole or in part, of any Lien referred to in the foregoing clauses (1) through (3) and (8), inclusive; provided, however, that (i) such extension, renewal, refunding or replacement Lien shall be limited to all or a part of the same property, shares of stock or Debt that secured the Lien extended, renewed, refunded or replaced (plus improvements on such property) and (ii) the Debt secured by such Lien at such time is not increased.

Restrictions on Sales and Leasebacks

     The Company will not, and will not permit any Subsidiary to, enter into any arrangement with any bank, insurance company or other lender or investor (not including the Company or any Subsidiary) or to which any such lender or investor is a party, providing for the leasing by the Company or any such Subsidiary of any Principal Property which has been owned and operated by the Company or such Subsidiary for more than 180 days and which has been sold or transferred by the Company or such Subsidiary to such lender or investor or to any Person to whom funds have been advanced by such lender or investor (each, a "sale and leaseback transaction") unless, after giving effect thereto, the aggregate amount of all Attributable Debt of the Company and its Subsidiaries in respect of such sale and leaseback transactions occurring after the date of the Indenture and existing at such time which would otherwise be prohibited under the covenant described in "-- Restrictions on Sales and Leasebacks" plus all secured Debt then outstanding of the Company and its Subsidiaries incurred after the date of the Indenture which would otherwise be prohibited by the covenant described in "-- Limitation on Liens", would not exceed 5% of Consolidated Net Tangible Assets. This restriction does not apply to, and there shall be excluded from Attributable Debt in any computation under such restriction, Attributable Debt with respect to any sale and leaseback transaction under any of the following circumstances:

          (1) the lease in such sale and leaseback transaction is for a period, including renewals, of not in excess of three years; or

          (2) the property which is the subject of the sale and leaseback transaction is property capable of being subject to a Lien described in clauses (1), (2), (3), (8) or (9) in the covenant described in "-- Limitation on Liens"; or

          (3) the Company or a Subsidiary, within 180 days after the sale or transfer shall have been made by the Company or by any such Subsidiary, applies an amount equal to the lesser of (i) Attributable Debt or (ii) the net proceeds of any such sale or transfer to (i) the acquisition of other Principal Property of equal fair market value (as determined by the Board of Directors or any duly authorized committee thereof) or (ii) the retirement of indebtedness for pari passu borrowed money (including Securities of any Series).

Limitation on Debt Incurred by Restricted Subsidiaries

     The Company will not permit any Restricted Subsidiary to directly or indirectly, incur, assume or suffer to exist any Debt, unless, after giving effect thereto, the aggregate amount of then outstanding Debt incurred by all Restricted Subsidiaries, excluding all Secured Debt and Attributable Debt in respect of sale and leaseback transactions, shall not exceed 10% of Consolidated Net Tangible Assets. The immediately preceding sentence shall not apply to the incurrence or issuance of (a) Existing Debt, (b) Working Debt, (c) Debt of a Restricted Subsidiary which represents the assumption by such Restricted Subsidiary of Debt of another Restricted Subsidiary as a result of the merger or acquisition of such Restricted Subsidiary, (d) Debt of any corporation existing at the time such corporation becomes a Restricted Subsidiary and (e) Permitted Secured Debt.

EVENTS OF DEFAULT

     The following are Events of Default with respect to Debt Securities of each series:

          (1) default in the payment of any installment of interest, if any, upon any of the Debt Securities of such series as and when it shall become due and payable, and continuance of such default for a period of 30 days; or

          (2) default in the payment of the principal of, or any premium on, any of the Debt Securities of such series as and when the same shall become due and payable either at Stated Maturity, upon redemption, by declaration or otherwise; or

          (3) default in the payment of any sinking fund payment, when and as due and payable by the terms of the Debt Securities of such series; or

          (4) default in the performance, or breach, of any covenant of the Company in the Indenture or the Debt Securities of such series (other than a covenant a default in the performance or a breach of which is otherwise specified as an Event of Default or which has expressly been included in the Indenture and designated as being solely for the benefit of such series of Debt Securities other than such series), and continuance of such default or breach for a period of 90 days after there has been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in principal amount of the Debt Securities of such series then outstanding, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default" under the Indenture; or

          (5) default resulting in acceleration of or failure to pay at maturity
     (i) other Debt of the Company or Debt that the Company has guaranteed where the aggregate principal amount so accelerated exceeds $15 million or (ii) Debt of any Subsidiary which the Company has directly assumed or on which the Company has otherwise become directly liable as a result of the exercise of remedies upon the occurrence of a default by such Subsidiary in the performance of its obligations under any agreement guaranteed by the Company in a principal amount of $15 million or more; without such involuntary acceleration having been rescinded or annulled within a period of 30 days after there shall have been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the Debt Securities of such series then Outstanding a written notice specifying such default and requiring the Company to cause such acceleration to be rescinded or annulled and stating that such notice is a "Notice of Default" under the Indenture; provided, however, that, if such default shall be remedied or cured by the Company or waived by the holders of such indebtedness before any judgement or decree for the payment of money due shall have been obtained or entered, then the Event of Default under the Indenture by reason thereof shall be deemed likewise to have been thereupon remedied, cured or waived without any action on the part of the Trustee or any of the holders; or

          (6) a court having jurisdiction in the premises shall enter a decree or order for relief in respect of the Company in an involuntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law then or thereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee or sequestrator (or similar official) of the Company or for all or substantially all of its property or ordering the winding up or liquidation of its affairs, and such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; or

          (7) the Company shall commence a voluntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law then or thereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee or sequestrator (or similar official) of the Company or for all or substantially all of its property, or make any general assignment for the benefit of creditors; or

          (8) any other Event of Default provided with respect to Debt Securities of such series.

     If an Event of Default with respect to Debt Securities of any series at the time Outstanding occurs and is continuing, then, and in each and every such case, unless the principal of all of the Debt Securities of such series shall have already become due and payable, either the Trustee or the holders of not less than 25% in aggregate principal amount of the Debt Securities of such series then outstanding, by notice in writing to the Company (and to the Trustee if given by Holders), may declare the entire principal amount (or, if the Debt Securities of such series are Discount Securities (as defined in the Indenture), such portion of the principal as may be specified in the terms of such series) of all of the Debt Securities of such series and any premium and interest accrued thereon to be due and payable immediately, and upon any such declaration such principal amount (or specified amount) and any premium and interest accrued thereon shall become immediately due and payable.

     However, at any time after a declaration of acceleration with respect to Debt Securities of any series has been made, but before a judgment or decree based on such acceleration has been obtained, the Holders of a majority in principal amount of Outstanding Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration. See also
"-- Modification and Waiver."

     Reference is made to the Prospectus Supplement relating to each series of Debt Securities which are Discount Securities for the particular provisions relating to acceleration of the Maturity of a portion of the principal amount of such Discount Securities upon the occurrence of an Event of Default and the continuation thereof.

     The Indenture provides that, subject to the duty of the Trustee during default to act with the required standard of care, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable indemnity. Subject to such provisions for indemnification of the Trustee, the Holders of a majority in principal amount of the Outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Debt Securities of that series.

     The Company is required to furnish to the Trustee annually a statement as to the performance by the Company of certain of its obligations under the Indenture and as to any default in such performance.

MODIFICATION AND WAIVER

     Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Outstanding Debt Securities of each series affected thereby (each such series voting as a single class); provided, however, that no such modification or amendment may, without the consent of the Holder of each Outstanding Security affected thereby, (a) change the Stated Maturity of the principal, or any installment of principal of or interest on, any Debt Security, (b) reduce the principal amount thereof, or reduce any premium thereof or change the time of payment of any premium thereon, (c) reduce the rate or change the time of payment of interest thereon, if any, (d) reduce any amount payable on redemption of any such Security (if any), (e) reduce the Overdue Rate thereof, (f) change the place or currency of payment of principal of, or any premium or interest thereon, (g) reduce the amount of principal of any Discount Security payable upon acceleration of the Maturity thereof or the amount thereof provable in bankruptcy, (h) impair, if applicable, any right of repayment at the option of the Holder, (i) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security, or (j) reduce the percentage in principal amount of Outstanding Debt Securities of any series, the consent of the Holders of which is required for modification or amendment of the Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults, or (k) alter or impair the right of any Holder to convert or exchange Securities of any series, if applicable, at the rate and upon the terms established pursuant to the Indenture.

     The Holders of a majority in aggregate principal amount of the Outstanding Securities of any series may on behalf of the Holders of all Debt Securities of that series waive, insofar as that series is concerned, compliance by the Company with certain restrictive provisions of the Indenture. The Holders of a majority in principal amount of the Outstanding Securities of any series may, on behalf of the Holders of all Debt Securities of that series, direct the Trustee as to the time, method and place of pursuing any remedy available to it or exercising any trust or power conferred on it and may waive any past default under the Indenture with respect to Debt Securities of that series, except a default not theretofore cured in the payment of the principal of (or premium, if any) or interest on any Debt Securities of that series or in respect of any provision which under the Indenture cannot be modified or amended without the consent of the Holder of each Outstanding Security of that series affected.

     The Indenture contains provisions permitting the Company and the Trustee to enter into one or more supplemental indentures without the consent of the Holders of any of the Debt Securities in order (i) to evidence the succession of another corporation to the Company and the assumption of the covenants of the Company by a successor to the Company; (ii) to add to the covenants of the Company or surrender any right or power of the Company; (iii) to add additional Events of Default with respect to any series of Debt Securities; (iv) to add to, change or eliminate any provision affecting Debt Securities not yet issued; (v) to secure the Debt Securities; (vi) to establish the form or terms of Debt Securities; (vii) to evidence and provide for a successor Trustee; and (viii) to cure any ambiguity or correct any mistake or to correct any defect or supplement any inconsistent provisions or to make any other provisions with respect to matters or questions arising under the Indenture, provided that such action does not adversely affect the interests of any Holder of Debt Securities of any series.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     The Company may not consolidate or merge with or into, or transfer or lease all or substantially all its assets to, any Person, and any other Person may not consolidate or merge with or into, the Company, unless (i) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or which acquires or leases all or substantially all the assets of the Company is organized and existing under the laws of the United States, any state thereof or the District of Columbia and expressly assumes all of the Company's obligations under the Debt Securities and under the Indenture, (ii) immediately after giving effect to such transaction no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing (provided that a transaction will only be deemed to be in violation of this condition (ii) as to any series of Debt Securities as to which such Event of Default or such event shall have occurred and be continuing), and (iii) certain other conditions are met.

SATISFACTION, DISCHARGE, AND DEFEASANCE PRIOR TO MATURITY OR REDEMPTION

Covenant Defeasance of any Series

     If the Company shall deposit with the Trustee, in trust, at or before maturity or redemption of the Debt Securities of any series, money and/or Government Obligations in such amounts and maturing at such times such that the proceeds of such obligations to be received upon the respective maturities and interest payment dates of such obligations will provide funds sufficient, without reinvestment, in the opinion of a nationally recognized firm of independent public accountants, to pay when due the principal of (and premium, if any) and each installment of principal of (and premium, if any) and interest on such series of Debt Securities at the Stated Maturity of such principal or installment of principal or interest, as the case may be, then the Company may omit to comply with certain of the terms of the Indenture with respect to that series of Debt Securities, including any or all of the restrictive covenants described above or in any Prospectus Supplement, and the Events of Default described in clauses (4) and (5) under "Events of Default" shall not apply. Defeasance of Debt Securities of any series is subject to the satisfaction of certain conditions, including among others: (1) the absence of an Event of Default or event which, with notice or lapse of time, would become an Event of Default at the date of the deposit, (2) the delivery to the Trustee by the Company of an Opinion of Counsel to the effect that Holders of the Debt Securities of such series will not recognize income, gain or loss for United States Federal income tax purposes as a result of such deposit and covenant defeasance and will be subject to United States Federal income tax in the same amounts and in the same manner and at the same times as would have been the case if such deposit and covenant defeasance had not occurred, (3) such covenant defeasance will not cause any Debt Securities of such series then listed on any nationally recognized securities exchange to be delisted, (4) that such covenant defeasance will not result in a breach of, or constitute a default under, any instrument by which the Company is bound and (5) such covenant defeasance shall not cause the Trustee for the Securities of such series to have a "conflicting interest" for purposes of the Trust Indenture Act with respect to any securities of the Company. If indicated in the Prospectus Supplement relating to a series of Debt Securities, in addition to the obligations of the United States of America or obligations guaranteed by the United States of America, Government Obligations may include obligations of the government, and obligations guaranteed by such government, issuing the currency or currency unit in which Debt Securities of such series are payable.

Defeasance of any Series

     Upon the deposit of money or securities as contemplated in the preceding paragraph and the satisfaction of certain other conditions, the Company may also omit to comply with its obligation duly and punctually to pay the principal of (and premium, if any) and interest on a particular series of Debt Securities, and any Events of Default with respect thereto shall not apply, and thereafter, the Holders of Debt Securities of such series shall be entitled only to payment out of the money or securities deposited with the Trustee. Such conditions include among others: (1) the absence of an Event of Default or event which, with notice or lapse of time, would become an Event of Default at the date of the deposit, (2) the delivery to the Trustee by the Company of an Opinion of Counsel, which refers to or is based on a ruling of the Internal Revenue Service or a change in the applicable United States Federal income tax law occurring after the date of the Indenture, to the effect that Holders of the Debt Securities of such series will not recognize income, gain or loss for United States Federal income tax purposes as a result of such deposit and the satisfaction, discharge and defeasance, and will be subject to United States Federal income tax in the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred, (3) such defeasance will not cause any Debt Securities of such series then listed on any nationally recognized securities exchange to be delisted, (4) that such defeasance will not result in a breach of, or constitute a default under, any instrument by which the Company is bound and (5) such defeasance shall not cause the Trustee for the Securities of such series to have a conflicting interest for the purpose of the Trust Indenture Act with respect to any securities of the Company.

SENIOR DEBT

     The Debt Securities that will be designated and will constitute part of the Senior Debt of the Company, will rank pari passu with all other unsecured and unsubordinated debt of the Company.

SUBORDINATED DEBT

     The Debt Securities may be subordinated and junior in right of payment, to the extent set forth in the applicable Prospectus Supplement, to all Senior Debt.

GOVERNING LAW

     The Indenture and the Debt Securities will be governed by, and construed in accordance with, the laws of the State of New York.

REGARDING THE TRUSTEE

     Harris Trust and Savings Bank is the Trustee under the Indenture and has been appointed by the Company as initial Security Registrar and Paying Agent with regard to the Debt Securities. The Company has customary banking relationships with the Trustee and certain of its affiliates in the ordinary course of business.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     The following description of the Company's capital stock does not purport to be complete and is subject to, and qualified in its entirety by reference to, the more complete descriptions thereof set forth in the Company's Restated Certificate of Incorporation, as amended (the "Certificate"), and By-laws, as amended (the "By-laws") which documents are exhibits to this Registration Statement.

     The Company is authorized to issue up to 80,000,000 shares of Common Stock, par value $1.00, and up to 1,500,000 shares of Preferred Stock, no par value. As of June 30, 1995 there were 35,857,427 shares of Common Stock and no shares of Preferred Stock outstanding. Of the 1,500,000 shares of authorized Preferred Stock, 400,000 shares have been reserved and designated as "Series A Junior Participating Preferred Stock."

PREFERRED STOCK

     General. The following summary contains a description of certain general terms of the Company's Preferred Stock. The particular terms of any series of Preferred Stock that may be offered will be described in the applicable Prospectus Supplement. If so indicated in a Prospectus Supplement, the terms of any such series may differ from the terms set forth below. The summary of terms of the Company's Preferred Stock does not purport to be complete and is subject to and qualified in its entirety by reference to the provisions of the Company's Certificate and the Certificate of Designation (the "Certificate of Designation") relating to a particular series of offered Preferred Stock which is or will be in the form filed or incorporated by reference as an exhibit to the Registration Statement of which this Prospectus is a part at or prior to the time of the issuance of such series of Preferred Stock.

     The Board of Directors of the Company has the power, without further action by the shareholders, to issue Preferred Stock in one or more series, with such designations or titles, dividend rates, redemption provisions, special or relative rights in the event of liquidation, dissolution, distribution or winding up of the Company, sinking fund provisions, conversion provisions, voting rights thereof and other preferences, privileges, powers, rights, qualifications, limitations and restrictions, as shall be set forth as and when established by the Board of Directors of the Company; provided that, the Board of Directors shall fix such provisions as will, at a minimum, entitle the holders of such Preferred Stock, voting as a class, to elect at least two directors upon default of the equivalent of six quarterly dividends, such right to continue until cumulative dividends have been paid in full, or until non-cumulative dividends have been paid regularly for at least a year, and require the affirmative approval of at least two-thirds of the outstanding Preferred Stock as a prerequisite to any amendment to the Certificate or By-laws altering materially any existing provision of such Preferred Stock. The shares of any series of Preferred Stock will be, when issued, fully paid and non-assessable and holders thereof will have no preemptive rights in connection therewith.

     Rank. Any series of Preferred Stock will, with respect to rights on liquidation, winding up and dissolution, rank (i) senior to all classes of Common Stock and to all equity securities issued by the Company, the terms of which specifically provide that such equity securities will rank junior to such series of Preferred Stock (the "Junior Liquidation Securities"); (ii) on a parity with all equity securities issued by the Company, the terms of which specifically provide that such equity securities will rank on a parity with such series of Preferred Stock ("Parity Liquidation Securities"); and (iii) junior to all equity securities issued by the Company, the terms of which specifically provide that such equity securities will rank senior to such series of Preferred Stock (the "Senior Liquidation Securities"). In addition, any series of Preferred Stock will, with respect to dividend rights, rank (i) senior to all equity securities issued by the Company, the terms of which specifically provide that such equity securities will rank junior to such series of Preferred Stock and, to the extent provided in the applicable Certificate of Designation, to Common Stock; (ii) on a parity with all equity securities issued by the Company, the terms of which specifically provide that such equity securities will rank on a parity with such series of Preferred Stock and, to the extent provided in the applicable Certificate of Designation, to Common Stock ("Parity Dividend Securities"); and (iii) junior to all equity securities issued by the Company, the terms of which specifically provide that such equity securities will rank senior to such series of Preferred Stock. As used in any Certificate of Designation for these purposes, the term "equity securities" will not include debt securities convertible into or exchangeable for equity securities.

     Dividends. Holders of each series of Preferred Stock will be entitled to receive, when, as and if declared by the Board of Directors of the Company out of funds legally available therefor, cash dividends at such rates and on such dates as are set forth in the Prospectus Supplement relating to such series of Preferred Stock. Dividends will be payable to holders of record of Preferred Stock as they appear on the books of the Company (or, if applicable, the records of the Depositary referred to below under "-- Depositary Shares") on such record dates as shall be fixed by the Board of Directors. Dividends on any series of Preferred Stock may be cumulative or non-cumulative.

     No full dividends may be declared or paid out of funds set apart for the payment of dividends on any series of Preferred Stock unless dividends shall have been paid or set apart for such payment on the Parity Dividend Securities. If full dividends are not so paid, such series of Preferred Stock shall share dividends pro rata with the Parity Dividend Securities.

     Conversion and Exchange. The Prospectus Supplement for any series of Preferred Stock will state the terms, if any, on which shares of that series are convertible into shares of another series of Preferred Stock or Common Stock or exchangeable for another series of Preferred Stock, Common Stock or Debt Securities of the Company.

     Redemption. A series of Preferred Stock may be redeemable at any time, in whole or in part, at the option of the Company or the holder thereof and may be subject to mandatory redemption pursuant to a sinking fund or otherwise upon terms and at the redemption prices set forth in the Prospectus Supplement relating to such series.

     In the event of partial redemptions of Preferred Stock, whether by mandatory or optional redemption, the shares to be redeemed will be determined by lot or pro rata, as may be determined by the Board of Directors of the Company, or by any other method determined to be equitable by the Board of Directors.

     On and after a redemption date, unless the Company defaults in the payment of the redemption price, dividends will cease to accrue on shares of Preferred Stock called for redemption and all rights of holders of such shares will terminate except for the right to receive the redemption price.

     Liquidation Preference. Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, holders of each series of Preferred Stock that ranks senior to the Junior Liquidation Securities will be entitled to receive out of assets of the Company available for distribution to shareholders, before any distribution is made on any Junior Liquidation Securities, including Common Stock, distributions upon liquidation in the amount set forth in the Prospectus Supplement relating to such series of Preferred Stock. If the holders of the Preferred Stock of any series and any other Parity Liquidation Securities are not paid in full, the holders of the Preferred Stock of such series and the Parity Liquidation Securities will share ratably in any such distribution of assets of the Company in proportion to the full liquidation preferences to which each is entitled. After payment of the full amount of the liquidation preference to which they are entitled, the holders of such series of Preferred Stock will not be entitled (unless the applicable Prospectus Supplement indicates otherwise) to any further participation in any distribution of assets of the Company. The liquidation preference of any series of Preferred Stock is not necessarily indicative of the price at which shares of such series of Preferred Stock will actually trade at or after the time of their issuance.

     Voting Rights. Except as indicated in the Prospectus Supplement relating to a particular series of Preferred Stock as specified in the third paragraph under "-- General" above, or except as expressly required by applicable law or the Certificate, the holders of shares of Preferred Stock will have no voting rights.

     Preferred Share Purchase Rights. On September 22, 1987, the Corporation's Board of Directors declared a dividend distribution of one Preferred Share Purchase Right (a "Right") on each share of the Company's Common Stock outstanding as of October 2, 1987. Each Right allows the shareholder to purchase 1/100th of a share of a new series of preferred stock of the Company at an exercise price of $75. Rights are exercisable only if a person or group acquires 20% or more of the Common Stock or announces a tender offer the consummation of which would result in ownership by a person or group of 20% or more of the Common Stock. The Rights, which do not have the right to vote or receive dividends, expire on October 2, 1997 and may be redeemed, prior to becoming exercisable, by the Board of Directors at $.02 per Right or by shareholder action with an acquisition proposal. In connection with such dividend, 400,000 shares of Preferred Stock reserved and designated as "Series A Junior Participating Preferred Stock" were authorized for issuance.

     If any person or group acquires 20% or more of the outstanding Common Stock, the "flip-in" provision of the Rights will be triggered and the Rights will entitle a holder (other than such person or any member of such group) to acquire a number of additional shares of the Corporation's common stock having a market value of twice the exercise price of each Right.

     In the event the Company is involved in a merger or other business combination transaction, each Right will entitle its holder to purchase, at the Right's then current exercise price, a number of the acquiring company's common stock having a market value at that time of twice the Rights' exercise price.

     The existence of the Rights Plan and the Rights may, under certain circumstances discourage, delay or prevent a change in control of the Company.

DEPOSITARY SHARES

     The description set forth below of certain provisions of the Deposit Agreement (as defined below) and of the Depositary Shares and Depositary Receipts (as defined below) does not purport to be complete and is subject to and qualified in its entirety by reference to the forms of Deposit Agreement and Deposit Receipt, included as exhibits to the Registration Statement of which this Prospectus is a part.

     General. The Company may, at its option, elect to offer fractional shares of Preferred Stock, rather than full shares of Preferred Stock. In the event the Company so elects, the Depositary will issue receipts for Depositary Shares, each of which will represent a fraction (to be set forth in the Prospectus Supplement relating to a particular series of Preferred Stock) of a share of a particular series of Preferred Stock as described below.

     The shares of any series of Preferred Stock represented by Depositary Shares will be deposited under a Deposit Agreement (the "Deposit Agreement") between the Company and a depositary that is a bank or trust company having its principal offices in the United States and having a combined capital surplus of at least the amount set forth in the Deposit Agreement (the "Depositary"). Subject to the terms of the Deposit Agreement, each owner of a Depositary Share will be entitled, in proportion to the applicable fraction of a share of Preferred Stock represented by such Depositary Share, to all the rights and preferences of the Preferred Stock represented thereby (including dividend, voting, redemption, conversion and liquidation rights).

     The Depositary Shares will be evidenced by depositary receipts issued pursuant to the Deposit Agreement (the "Depositary Receipts"). The Depositary Receipts will be distributed to those persons purchasing the fractional shares of Preferred Stock in accordance with the terms of the offering.

     Pending the preparation of definitive Depositary Receipts, the Depositary shall, upon the written order of the Company or any holder of deposited Preferred Stock, execute and deliver temporary Depositary Receipts which are substantially identical to, and entitle the holders thereof to all the rights pertaining to, the definitive Depositary Receipts. Depositary Receipts will be prepared thereafter without unreasonable delay, and temporary Depositary Receipts will be exchangeable for definitive Depositary Receipts at the Company's expense.

     Dividends and Other Distributions. The Depositary will distribute all cash dividends or other cash distributions received in respect of the deposited Preferred Stock to the record holders of the Depositary

Shares relating to such Preferred Stock in proportion to the number of such Depositary Shares owned by such holders.

     In the event of a distribution other than in cash, the Depositary will distribute property received by it to the record holders of Depositary Shares entitled thereto. If the Depositary determines that it is not feasible to make such distribution, it may, with the approval of the Company, sell such property and distribute the net proceeds from such sale to such holders.

     Redemption of Stock. If a series of Preferred Stock represented by Depositary Shares is to be redeemed, the Depositary Shares will be redeemed from the proceeds received by the Depositary resulting from the redemption, in whole or in part, of such series of Preferred Stock held by the Depositary. The Depositary Shares will be redeemed by the Depositary at a price per Depositary Share equal to the applicable fraction of the redemption price per share payable in respect of the shares of Preferred Stock so redeemed. If fewer than all the Depositary Shares will be redeemed, the Depositary Shares to be redeemed will be selected by the Depositary by lot or pro rata or by any other equitable method as may be determined by the Depositary.

     Voting Deposited Preferred Stock. Upon receipt of notice of any meeting at which the holders of any series of deposited Preferred Stock are entitled to vote, the Depositary will mail the information contained in such notice of meeting to the record holders of the Depositary Shares relating to such series of Preferred Stock. Each record holder of such Depositary Shares on the record date (which will be the same date as the record date for the relevant series of Preferred Stock) will be entitled to instruct the Depositary as to the exercise of the voting rights pertaining to the amount of the Preferred Stock represented by such holder's Depositary Shares. The Depositary will endeavor, insofar as practicable, to vote the amount of such series of Preferred Stock represented by such Depositary Shares in accordance with such instructions, and the Company will agree to take all reasonable actions that may be deemed necessary by the Depositary in order to enable the Depositary to do so. The Depositary will abstain from voting shares of the Preferred Stock to the extent it does not receive specific instructions from the holder of Depositary Shares representing such Preferred Stock.

     Amendment and Termination of the Deposit Agreement. The form of the Depositary Receipt evidencing the Depositary Shares and any provision of the Deposit Agreement may at any time be amended by agreement between the Company and the Depositary. However, any amendment which materially prejudices any substantial right of the holders of the Depositary Shares representing Preferred Stock of any series will not be effective unless such amendment has been approved by the record holders of a majority of the Depositary Shares then outstanding. Every holder of an outstanding Depositary Receipt at the time any such amendment becomes effective shall be deemed, by continuing to hold such Depositary Receipt to consent and agree to such amendment and to be bound by the Deposit Agreement as amended thereby. The Deposit Agreement may be terminated by the Company or by the Depositary only after (i) all outstanding Depositary Shares have been redeemed; or (ii) each share of Preferred Stock has been converted into other Preferred Stock or Common Stock or has been exchanged for Debt Securities; or (iii) there has been a final distribution in respect of the Preferred Stock in connection with any liquidation, dissolution or winding up of the Company and such distribution has been distributed to the holders of Depositary Shares.

     Charges of Depositary. The Company will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. The Company will pay all charges of the Depositary in connection with the initial deposit of the relevant series of Preferred Stock and any redemption of such Preferred Stock. Holders of Depositary Receipts will pay other transfer and other taxes and governmental charges and such other charges or expenses as are expressly provided in the Deposit Agreement to be for their accounts.

     Resignation and Removal of Depositary. The Depositary may resign at any time by delivering to the Company notice of its election to do so, and the Company may at any time remove the Depositary, any such resignation or removal to take effect upon the appointment of a successor Depositary and its acceptance of such appointment. Such successor Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least the amount set forth in the Deposit Agreement.

     Miscellaneous. The Depositary will forward all reports and communications from the Company that are delivered to the Depositary and that the Company is required to furnish to the holders of the deposited Preferred Stock.

     Neither the Depositary nor the Company will be liable if it is prevented or delayed by law or any circumstances beyond its control in performing its obligations under the Deposit Agreement. The obligations of the Depositary under the Deposit Agreement will be limited to performance in good faith of its duties thereunder, and it will not be obligated to prosecute or defend any legal proceeding in respect of any Depositary Shares, Depositary Receipts or shares of Preferred Stock unless satisfactory indemnity is furnished. The Depositary may rely upon written advice of counsel or accountants, or upon information provided by holders of Depositary Receipts or other persons believed to be competent and on documents believed to be genuine.

COMMON STOCK

     Each holder of Common Stock is entitled to one vote for each share owned of record on all matters voted upon by shareholders, and a majority vote is required for all action to be taken by shareholders except for certain transactions described in the Company's Restated Certificate of Incorporation and in the New York Business Corporation Law. See "Corporate Provisions." In the event of a liquidation, dissolution or winding-up of the Company, the holders of Common Stock are entitled to share equally and ratably in the assets of the Company, if any, remaining after the payment of all debts and liabilities of the Company and the liquidation preference of any outstanding Preferred Stock. The holders of the Common Stock have no preemptive rights or cumulative voting rights and there are no redemption, sinking fund or conversion provisions applicable to the Common Stock.

     Holders of Common Stock are entitled to receive dividends if, as and when declared by the Board of Directors out of funds legally available for such purpose, subject to the dividend and liquidation rights of any Preferred Stock that may be issued and subject to restrictions and limitations that may be contained in the Company's loan agreements. See "-- Preferred Stock -- Preferred Share Purchase Rights."

                            DESCRIPTION OF WARRANTS

GENERAL

     The Company may issue together with other Securities or separately, warrants for the purchase of (i) Debt Securities ("Debt Warrants"), (ii) Common Stock ("Common Stock Warrants") or (iii) Preferred Stock ("Preferred Stock Warrants"). The Company may also issue, together with Debt Securities or Debt Warrants or separately, currency warrants ("Currency Warrants" and together with Debt Warrants, Common Stock Warrants, the "Warrants") either in the form of Currency Put Warrants or Currency Call Warrants (as defined below).

     The Warrants are to be issued under Warrant Agreements to be entered into between the Company and a bank or trust company, as agent, all to be set forth in the applicable Prospectus Supplement relating to any or all Warrants in respect of which this Prospectus is being delivered. Copies of the form of agreement for each warrant, including the forms of certificates representing the Warrants reflecting the provisions to be included in such agreements that will be entered into with respect to particular offerings of each type of warrant are filed as exhibits to the Registration Statement of which this Prospectus forms a part.

     The following summaries of certain provisions of the Warrant Agreements and Warrant Certificates do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of each Warrant Agreement and Warrant Certificate, respectively, including the definitions therein of certain capitalized terms not defined herein.

DEBT WARRANTS

     General. Reference is made to the applicable Prospectus Supplement for the terms of Debt Warrants in respect of which this Prospectus is being delivered, the Debt Warrant Agreement relating to such Debt Warrants and the Debt Warrant Certificates representing such Debt Warrants, including the following: (1) the designation, aggregate principal amount and terms of the Debt Securities purchasable upon exercise of such Debt Warrants and the procedures and conditions relating to the exercise of such Debt Warrants; (2) the designation and terms of any related Debt Securities with which such Debt Warrants are issued and the number of such Debt Warrants issued with each such Debt Security;
(3) the date, if any, on and after which such Debt Warrants and the related Debt Securities will be separately transferable; (4) the principal amount of Debt Securities purchasable upon exercise of each Debt Warrant and the price at which such principal amount of Debt Securities may be purchased upon such exercise;
(5) the date on which the right to exercise such Debt Warrants shall commence and the date on which such right shall expire; (6) if the Debt Securities purchasable upon exercise of such Debt Warrants are original issue discount Debt Securities, a discussion of United States Federal income tax considerations applicable thereto; and (7) whether the Debt Warrants represented by the Debt Warrant Certificates will be issued in registered or bearer form, and, if registered, where they may be transferred and registered.

     Debt Warrant Certificates will be exchangeable for new Debt Warrant Certificates of different denominations and Debt Warrants may be exercised at the corporate trust office of the Debt Warrant Agent or any other office indicated in the applicable Prospectus Supplement. Prior to the exercise of their Debt Warrants, holders of Debt Warrants will not have any of the rights of holders of the Debt Securities purchasable upon such exercise and will not be entitled to payments of principal of (and premium, if any) or interest, if any, on the Debt Securities purchasable upon such exercise.

     Exercise of Debt Warrants. Each Debt Warrant will entitle the holder to purchase for cash such principal amount of Debt Securities at such exercise price as shall in each case be set forth in, or be determinable as set forth in, the applicable Prospectus Supplement relating to the Debt Warrants offered thereby. Debt Warrants may be exercised at any time up to 5:00 p.m. New York City time on the expiration date set forth in the applicable Prospectus Supplement. After 5:00 p.m. New York City time on the expiration date, unexercised Debt Warrants will become void.

     Debt Warrants may be exercised as set forth in the applicable Prospectus Supplement relating to the Debt Warrants. Upon receipt of payment and the Debt Warrant Certificate properly completed and duly executed at the corporate trust office of the Debt Warrant Agent or any other office indicated in the applicable Prospectus Supplement, the Company will, as soon as practicable, forward the Debt Securities purchasable upon such exercise. If less than all of the Debt Warrants represented by such Debt Warrant Certificate are exercised, a new Debt Warrant Certificate will be issued for the remaining amount of Debt Warrants.

COMMON STOCK WARRANTS

     General. Reference is made to the applicable Prospectus Supplement for the terms of Common Stock Warrants in respect of which this Prospectus is being delivered, the Common Stock Warrant Agreement relating to such Common Stock Warrants and the Common Stock Warrant Certificates representing such Common Stock Warrants, including the following: (1) the offering price of such Common Stock Warrants, if any; (2) the procedures and conditions relating to the exercise of such Common Stock Warrants; (3) the number of shares of Common Stock purchasable upon exercise of each Common Stock Warrant and the initial price at which such shares may be purchased upon exercise; (4) the date on which the right to exercise such Common Stock Warrants shall commence and the date on which such right shall expire; (5) a discussion of United States Federal income tax considerations applicable to the exercise of Common Stock Warrants; (6) call provisions of such Common Stock Warrants, if any; and (7) any other terms of the Common Stock Warrants.

     Prior to the exercise of their Common Stock Warrants, holders of the Common Stock Warrants will not have any of the rights of holders of Common Stock purchasable upon such exercise, and will not be entitled to any dividend payments on the Common Stock purchasable upon such exercise.

     Exercise of Common Stock Warrants. Each Common Stock Warrant will entitle the holder to purchase for cash such number of shares of Common Stock at such exercise price as shall in each case be set forth in, or be determinable as set forth in, the applicable Prospectus Supplement relating to the Common Stock Warrants offered thereby. Unless otherwise specified in the applicable Prospectus Supplement, Common Stock Warrants may be exercised at any time up to 5:00 p.m. New York City time on the expiration date set forth in the applicable Prospectus Supplement. After 5:00 p.m. New York City time on the expiration date, unexercised Common Stock Warrants will become void.

     Common Stock Warrants may be exercised as to be set forth in the applicable Prospectus Supplement relating to the Common Stock Warrants in respect of which this Prospectus is being delivered. Upon receipt of payment and the Common Stock Warrant Certificates properly completed and duly executed at the corporate trust office of the Common Stock Warrant Agent or any other office indicated in the applicable Prospectus Supplement, the Company will, as soon as practicable, forward a certificate representing the number of shares of Common Stock purchasable upon such exercise. If less than all of the Common Stock Warrants represented by such Common Stock Warrant Certificate are exercised, a new Common Stock Warrant Certificate will be issued for the remaining amount of Common Stock Warrants.

     Antidilution Provisions. Unless otherwise specified in the applicable Prospectus Supplement, the exercise price payable and the number of shares purchasable upon the exercise of each Common Stock Warrant will be subject to adjustment in certain events, including (1) the issuance of a stock dividend to holders of Common Stock or a combination, subdivision or reclassification of Common Stock; (2) the issuance of rights, warrants or options to all holders of Common Stock entitling the holders thereof to purchase Common Stock for an aggregate consideration per share less than the then current market price per share of the Common Stock; or (3) any distribution by the Company to the holders of its Common Stock of evidences of indebtedness of the Company or of assets (excluding cash dividends or distributions payable out of capital surplus and dividends and distributions referred to in (1) above). No fractional shares will be issued upon exercise of Common Stock Warrants, but the Company will pay the cash value of any fractional shares otherwise issuable.

PREFERRED STOCK WARRANTS

     General. Reference is made to the applicable Prospectus Supplement for the terms of Preferred Stock Warrants in respect of which this Prospectus is being delivered, the Preferred Stock Warrant Agreement relating to such Preferred Stock Warrants and the Preferred Stock Warrant Certificates representing such Preferred Stock Warrants, including the following: (1) the offering price of such Preferred Stock Warrants, if any; (2) the procedures and conditions relating to the exercise of such Preferred Stock Warrants; (3) the number of shares of Preferred Stock purchasable upon exercise of such Preferred Stock Warrants and the initial price at which such shares may be purchased upon exercise; (4) the date on which the right to exercise such Preferred Stock Warrants shall commence and the date on which such right shall expire; (5) a discussion of the United States Federal income tax considerations applicable to the exercise of Preferred Stock Warrants; (6) call provisions of such Preferred Stock Warrants, if any; and (7) any other terms of the Preferred Stock Warrants.

     Prior to the exercise of their Preferred Stock Warrants, holders of Preferred Stock Warrants will not have any of the rights of holders of Preferred Stock purchasable upon such exercise, and will not be entitled to any dividend payments on the Preferred Stock purchasable upon such exercise.

     Exercise of Stock Warrants. Each Preferred Stock Warrant will entitle the holder to purchase for cash such number of shares of Preferred Stock at such exercise price as shall in each case be set forth in, or be determinable as set forth in, the applicable Prospectus Supplement relating to the Preferred Stock Warrants offered thereby. Unless otherwise specified in the applicable Prospectus Supplement, Preferred Stock Warrants may be exercised at any time up to 5:00 p.m. New York City time on the expiration date set forth in the applicable Prospectus Supplement. After 5:00 p.m. New York City time on the expiration date, unexercised Preferred Stock Warrants will become void.

     Preferred Stock Warrants may be exercised as to be set forth in the applicable Prospectus Supplement relating to the Preferred Stock Warrants. Upon receipt of payment and the Preferred Stock Warrant Certificates properly completed and duly executed at the corporate trust office of the Preferred Stock Warrant Agent or any other office indicated in the applicable Prospectus Supplement, the Company will, as soon as practicable, forward a certificate representing the number of shares of Preferred Stock purchasable upon such exercise. If less than all of the Preferred Stock Warrants represented by such Preferred Stock Warrant Certificate are exercised, a new Preferred Stock Warrant Certificate will be issued for the remaining amount of Preferred Stock Warrants.

CURRENCY WARRANTS

     The Company may issue, together with Debt Securities or Debt Warrants or separately, Currency Warrants either in the form of Currency Put Warrants entitling the holders thereof to receive from the Company the Cash Settlement Value in U.S. dollars of the right to sell a specified amount of a specified foreign currency or currency units for a specified amount of U.S. dollars, or in the form of Currency Call Warrants entitling the holders thereof to receive from the Company the Cash Settlement Value in U.S. dollars of the right to purchase a specified amount of a specified foreign currency or currency units for a specified amount of U.S. dollars. The spot exchange rate of the applicable Base Currency, upon exercise, as compared to the U.S. dollar, will determine whether the Currency Warrants have a Cash Settlement Value on any given day prior to their expiration.

     General. Reference is made to the applicable Prospectus Supplement for the terms of Currency Warrants in respect of which this Prospectus is being delivered, the Currency Warrant Agreement relating to such Currency Warrants and the Currency Warrant Certificates representing such Currency Warrants, including the following: (1) whether such Currency Warrants will be Currency Put Warrants, Currency Call Warrants, or both; (2) the formula for determining the Cash Settlement Value, if any, of each Currency Warrant; (3) the procedures and conditions relating to the exercise of such Currency Warrants; (4) the circumstances which will cause the Currency Warrants to be deemed to be automatically exercised; (5) any minimum number of Currency Warrants which must be exercised at any one time, other than upon automatic exercise; and (6) the date on which the right to exercise such Currency Warrants will commence and the date on which such right will expire.

     Book-Entry Procedures and Settlement. Except as may otherwise be provided in the applicable Prospectus Supplement, the Currency Warrants will be issued in the form of Global Currency Warrant Certificates, registered in the name of a depositary or its nominee. Holders will not be entitled to receive definitive certificates representing Currency Warrants. A holder's ownership of a Currency Warrant will be recorded on or through the records of the brokerage firm or other entity that maintains such holder's account. In turn, the total number of Currency Warrants held by an individual brokerage firm for its clients will be maintained on the records of the depositary in the name of such brokerage firm or its agent. Transfer of ownership of any Currency Warrant will be effected only through the selling holder's brokerage firm.

     Exercise of Currency Warrants. Each Currency Warrant will entitle the holder to receive the Cash Settlement Value of such Currency Warrant on the applicable Exercise Date, in each case as such terms will be defined in the applicable Prospectus Supplement. If not exercised prior to 3:00 p.m., New York City time, on the fifth New York Business Day preceding the expiration date, Currency Warrants will be deemed automatically exercised on the expiration date.

                              CORPORATE PROVISIONS

CERTIFICATE OF INCORPORATION AND BYLAWS

     The Company's Certificate and By-laws provide (i) for the classification of the Company's Board of Directors into three classes to be elected to staggered three-year terms (with the exception of Mr. David J. Roberts who is elected to a two-year term); (ii) that special meetings of shareholders may only be called pursuant to a resolution approved by a majority of the entire Board and (iii) subject to the rights of any series of Preferred Stock then outstanding, directors may be removed from office only for cause and only by the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the shares of the Company entitled to vote for the election of directors.

     The Company's Board of Directors believes that the provisions described above and the Rights described under "Description of Capital Stock -- Preferred Stock -- Preferred Share Purchase Rights" will help assure that all of the Company's shareholders will be treated similarly if certain kinds of business combinations are effected. However, these provisions also may have the effect of deterring hostile takeovers or delaying or preventing changes in control or management of the Company, and may make it more difficult to accomplish certain transactions that are opposed by the incumbent Board of Directors.

NEW YORK BUSINESS CORPORATION LAW

     The New York Business Corporation Law (the "BCL") requires the affirmative vote of at least two-thirds of the voting power of the outstanding shares entitled to vote thereon to approve mergers or consolidations in which the Company would be merged or consolidated or the sale of all or substantially all the assets of the Company. New York law provides that mergers, consolidations and amendments of the Certificate must also be approved by a majority of each class of outstanding shares, voting separately as a class, if the merger, consolidation or amendment would (1) eliminate or limit the voting rights of the class, (2) subordinate the rights of the class or (3) change such shares or result in their conversion or in the modification of the terms on which they may be converted, but only if any such actions would adversely affect the holders thereof. Other amendments of the Certificate require the affirmative vote of a majority of the voting power of the outstanding shares entitled to vote thereon.

     In addition, Section 912 of the BCL provides that no "resident domestic corporation" (or any subsidiary) shall engage in a "business combination" with any "interested shareholder" (generally, a beneficial owner of 20% or more of the outstanding voting stock) unless (1) the business combination or the purchase of stock by the interested shareholder is approved by the board of directors prior to such shareholder's "stock acquisition date," (2) the business combination is approved by a majority of the voting power of the corporation's outstanding stock (excluding any stock owned by the interested shareholder) at a meeting called no earlier than five years after the stock acquisition date or
(3) the consideration paid to shareholders in the business combination (which may not occur until the expiration of five years from the stock acquisition date) is at least equal to the highest of certain specified amounts. As defined, a "resident domestic corporation" is a corporation incorporated in New York that either has its principal executive offices and significant business operations in New York, or that, alone or in combination with one or more subsidiaries of which it owns 80% or more of the voting stock, has at least 250 employees or 25% of the total number of employees of itself and such subsidiaries employed within New York, and that has 10% of its voting stock beneficially owned by residents of New York; a "business combination" includes a merger or consolidation, a sale of assets representing 10% or more of the corporation's consolidated earning power or market value, the issuance of stock amounting to 5% or more of the corporation's outstanding stock and a liquidation proposal made by the interested shareholder; and the "stock acquisition date" is the date on which a shareholder first becomes an interested shareholder.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

     The Company has a By-law provision requiring it to indemnify its directors and officers to the fullest extent permitted in certain circumstances, to advance expenses, to maintain insurance and to follow certain other procedures. Provisions of the Certificate eliminate the personal monetary liability of directors and officers for breaches of duty, except for (i) breaches of such person's duty of loyalty, (ii) those instances where such person is found not to have acted in good faith or in knowing violation of law, (iii) those instances where such person received an improper personal benefit as the result of such breach and (iv) acts in violation of Section 719 of the BCL.

TRANSFER AGENT

     The transfer agent for the Common Stock is Mellon Securities Trust Company.

                              PLAN OF DISTRIBUTION

GENERAL

     The Company may sell the Securities directly to purchasers, through agents, through underwriters, or through dealers.

     The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

     Offers to purchase Securities may be solicited directly by the Company or by agents designated by the Company from time to time. Any such agent, who may be deemed to be an underwriter as that term is defined in the Securities Act involved in the offer or sale of the Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by the Company to such agent will be set forth, in the Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment. Agents may be customers of, engage in transactions with or perform services for the Company in the ordinary course of business.

     If an underwriter or underwriters are utilized in the sale, the Company will execute an underwriting agreement with such underwriters at the time of sale to them, and the names of the underwriters and the terms of the transaction will be set forth in the Prospectus Supplement, which will be used by the underwriters to make resales of the Securities in respect of which this Prospectus is delivered to the public.

     If a dealer is utilized in the sale of the Securities in respect of which this Prospectus is delivered, the Company will sell such Securities to such dealer, as principal. The dealer may then resell such Securities to the public at varying prices to be determined by such dealer at the time of resale.

     Agents, underwriters and dealers may be entitled under the relevant agreements to indemnification by the Company against certain liabilities, including liabilities under the Securities Act.

     If so indicated in the Prospectus Supplement, the Company will authorize agents or underwriters to solicit offers by certain institutions to purchase Securities from the Company at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts ("Contracts") providing for payment and delivery on the date stated in the Prospectus Supplement. Each Contract will be for an amount not less than, and unless the Company otherwise agrees the aggregate principal amount of Securities sold pursuant to Contracts shall be not more than, the respective amounts stated in the Prospectus Supplement. Institutions with which Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but shall in all cases be subject to the approval of the Company. Contracts will not be subject to any condition except that the purchase by an institution of the Securities covered by its Contract shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject. A commission indicated in the Prospectus Supplement will be paid to underwriters or agents soliciting purchases of Securities pursuant to Contracts accepted by the Company.

     The place and time of delivery for the Securities in respect of which this Prospectus is delivered will be set forth in the Prospectus Supplement.

                                    EXPERTS


     The consolidated balance sheets as of December 30, 1994 and December 31, 1993 and the consolidated statements of earnings, changes in stockholders' equity and cash flows for each of the three years in the period ended December 30, 1994, incorporated by reference in the registration statement, have been incorporated herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing. The combined financial statements of Ahlstrom Pyropower as of and for the year ended December 31, 1994 have been incorporated by reference herein and in the registration statement in reliance upon the reports, incorporated by reference herein, of KPMG Wideri OY AB, Coopers & Lybrand L.L.P., independent accountants (with respect to the consolidated financial statements of Ahlstrom Pyropower, Inc. and subsidiaries), and Deloitte & Touche LLP (with respect to Pyro-Pacific Operating Company), independent accountants, given upon the authority of said firms as experts in accounting and auditing.


                                 LEGAL MATTERS

     The validity of the issuance of the Securities offered hereby will be passed upon for the Company by White & Case, New York, New York, and certain legal matters will be passed upon by Thomas R. O'Brien, Esq., General Counsel of the Company, and for the underwriters, if any, by Skadden, Arps, Slate, Meagher & Flom, New York, New York.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     Expenses in connection with the issuance of the securities being registered hereby are estimated as follows:

        Registration fee.................................................  $  172,414
        Accounting fees and expenses.....................................     485,000
        Legal fees and expenses..........................................     225,000
        Blue Sky and Legal Investment fees and expenses..................      10,000
        Transfer Agent's fees and expenses...............................       5,000*
        Rating Agency fees...............................................     200,000
        Trustee fees.....................................................       6,000*
        Printing expenses................................................      50,000
        Miscellaneous....................................................      21,586
                                                                            ---------
          Total..........................................................  $1,175,000
                                                                            =========

---------------
* Subject to future contingencies.

ITEM 15. INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Reference is made to Sections 721 through 726 of the New York Business Corporation Law (the "BCL"), which are summarized below.

     Section 721 of the BCL provides that indemnification pursuant to the BCL shall not be deemed exclusive of other indemnification rights to which a director or officer may be entitled, provided that no indemnification may be made if a judgment or other final adjudication adverse to the director or officer establishes that (1) his acts were committed in bad faith or were the result of active and deliberate dishonesty, and, in either case, were material to the cause of action so adjudicated, or (2) he personally gained in fact a financial profit or other advantage to which he was not legally entitled.

     Section 722(a) of the BCL provides that a corporation may indemnify a director or officer made, or threatened to be made, a party to any civil or criminal action, other than a derivative action, against judgments, fines, amounts paid in settlement and reasonable expenses actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such director or officer acted in good faith, for a purpose which he reasonably believed to be in the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful. With respect to derivative actions, Section 722(c) of the BCL provides that a director or officer may be indemnified only against amounts paid in settlement and reasonable expenses, including attorneys' fees, actually and necessarily incurred in connection with the defense or settlement of such action, or any appeal therein, if such director or officer acted in good faith, for a purpose which he reasonably believed to be in the best interests of the corporation and that no indemnification shall be made in respect of (1) a threatened action, or a pending action which is settled or otherwise disposed of, or (2) any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and to the extent an appropriate court determines that the person is fairly and reasonably entitled to partial or full indemnification.

     Section 723 of the BCL specifies the manner in which payment of such indemnification may be authorized by the corporation. It provides that indemnification by a corporation is mandatory in any case in which the director or officer has been successful, whether on the merits or otherwise, in defending an action. In the event that the director or officer has not been successful or the action is settled, indemnification may be made by the corporation only if authorized by any of the corporate actions set forth in such Section 723 (unless the corporation has provided for indemnification in some other manner as otherwise permitted by

Section 721 of the BCL). Section 724 of the BCL provides that upon proper application by a director or officer, indemnification shall be awarded by a court to the extent authorized under Sections 722 and 723 of the BCL. Section 725 of the BCL contains certain other miscellaneous provisions affecting the indemnification of directors and officers, including provision for the return of amounts paid as indemnification if any such person is ultimately found not to be entitled thereto. Section 726 of the BCL authorizes the purchase and maintenance of insurance to indemnify (1) a corporation for any obligation which it incurs as a result of the indemnification of directors and officers under the above sections, (2) directors and officers in instances in which they may be indemnified by a corporation under such sections, and (3) directors and officers in instances in which they may not otherwise be indemnified by a corporation under such sections, provided the contract of insurance covering such directors and officers provides, in a manner acceptable to the New York State Superintendent of Insurance, for a retention amount and for co-insurance.

     Article EIGHTH of the Certificate provides that a director of the corporation shall not be personally liable to the corporation or its shareholders for damages for any breach of duty in such capacity except that the liability of a director shall not be limited (1) if a judgment or other final adjudication adverse to him establishes that his acts or omissions were in bad faith or involved in intentional misconduct or knowing violation of law or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled or that his acts violated section 719 of the BCL, or
(2) his acts or omissions occurred prior to the adoption of said Article of the Certificate.

     In addition, the Company's By-laws provide for indemnification of its directors and officers to the fullest extent permitted in certain circumstances, to advance expenses, to maintain insurance and to follow certain other procedures.

     The Company carries two layers of directors' and officers' insurance. The primary layer of $15 million annual aggregate amount is provided by the National Union Fire Insurance Company of Pittsburgh, PA. An excess layer of $10 million annual aggregate amount is underwritten by CNA Insurance Companies.

ITEM 16. EXHIBITS.


EXHIBIT
NUMBER                                 DESCRIPTION OF DOCUMENTS
------   ------------------------------------------------------------------------------------
  1.1    Form of Underwriting Agreement between the Company and the underwriters named therein for Common Stock, Preferred Stock, Debt Securities, Depositary Shares and
         Warrants*
  3.1    Certificate of Incorporation - restated, filed June 5, 1989 (Filed as Exhibit 2 to the Company's 1989 Annual Report on Form 10-K and incorporated herein by reference)
  3.2    By-laws as last amended on June 27, 1995 (Filed as Exhibit 3 to the Company's June
         30, 1995 Quarterly Report on Form 10-Q and incorporated herein by reference)
  4.1    Form of Indenture between the Company and Harris Trust and Savings Bank, as Trustee,
         for Debt Securities*
  5.1    Opinion of White & Case (Previously filed)
 12.1    Statement of Computation of Consolidated Ratio of Earnings to Fixed Charges and
         Combined Fixed Charges and Preferred Share Dividend Requirements (Previously filed)
 23.1    Consent of Coopers & Lybrand L.L.P.
 23.2    Consent of KPMG Wideri Oy AB
 23.3    Consent of Coopers & Lybrand L.L.P.
 23.4    Consent of Deloitte & Touche LLP
 23.5    Consent of White & Case (contained in its opinion filed as Exhibit 5.1)
   24    Power of Attorney (see "Power of Attorney" in the Registration Statement)
   25    Statement of Eligibility of Trustee*


---------------
* To be filed by amendment or on Form 8-K.

ITEM 17. UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 31st day of October, 1995.


                                          Foster Wheeler Corporation

                                          By: /s/ RICHARD J. SWIFT
                                            ------------------------------------
                                            Richard J. Swift
                                            Chairman of the Board, President and
                                            Chief Executive Officer


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES STATED BELOW ON THE 31ST DAY OF OCTOBER, 1995.



                SIGNATURE                                TITLE                      DATE
------------------------------------------    ----------------------------    -----------------
                                              Director, Chairman of the       October 31, 1995
           /s/ RICHARD J. SWIFT               Board, President and Chief
------------------------------------------    Executive Officer (Principal
             Richard J. Swift                 Executive Officer)

                                              Director, Vice Chairman and     October 31, 1995
           /s/ DAVID J. ROBERTS               Chief Financial Officer
------------------------------------------    (Principal Financial
            (David J. Roberts)                Officer)

                                              Vice President and              October 31, 1995
          /s/ GEORGE S.  WHITE                Controller (Principal
------------------------------------------    Accounting Officer)
            (George S. White)

                    *                         Director                        October 31, 1995
------------------------------------------
           (Eugene D. Atkinson)

                    *                         Director                        October 31, 1995
------------------------------------------
            (Louis E. Azzato)

                    *                         Director                        October 31, 1995
------------------------------------------
          (Kenneth A. DeGhetto)

                    *                         Director                        October 31, 1995
------------------------------------------
            (E. James Ferland)

                    *                         Director                        October 31, 1995
------------------------------------------
           (Martha Clark Goss)

                    *                         Director                        October 31, 1995
------------------------------------------
             (John A. Hinds)

                    *                         Director                        October 31, 1995
------------------------------------------
            (Joseph J. Melone)

                SIGNATURE                                TITLE                      DATE
------------------------------------------    ----------------------------    -----------------
                    *                         Director                        October 31, 1995
------------------------------------------
            (Frank E. Perkins)

                    *                         Director                        October 31, 1995
------------------------------------------
           (Charles Y. C. Tse)

                    *                         Director                        October 31, 1995
------------------------------------------
            (Robert Van Buren)

        *By: /s/ David J. Roberts
------------------------------------------
              (David J. Roberts)

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                              DESCRIPTION OF DOCUMENTS                              PAGE
------   -------------------------------------------------------------------------------  ----
  1.1    Form of Underwriting Agreement between the Company and the underwriters named therein for Common Stock, Preferred Stock, Debt Securities, Depositary Shares
         and Warrants*
  3.1    Certificate of Incorporation - restated, filed June 5, 1989 (Filed as Exhibit 2 to the Company's 1989 Annual Report on Form 10-K and incorporated herein by reference)
  3.2    By-laws as last amended on June 27, 1995 (Filed as Exhibit 3 to the Company's
         June 30, 1995 Quarterly Report on Form 10-Q and incorporated herein by reference)
  4.1    Form of Indenture between the Company and Harris Trust and Savings Bank, as
         Trustee, for Debt Securities*
  5.1    Opinion of White & Case (Previously filed)
 12.1    Statement of Computation of Consolidated Ratio of Earnings to Fixed Charges and
         Combined Fixed Charges and Preferred Share Dividend Requirements (Previously
         filed)
 23.1    Consent of Coopers & Lybrand L.L.P.
 23.2    Consent of KPMG Wideri Oy AB
 23.3    Consent of Coopers & Lybrand L.L.P.
 23.4    Consent of Deloitte & Touche LLP
 23.5    Consent of White & Case (contained in its opinion filed as Exhibit 5.1)
   24    Power of Attorney (see "Power of Attorney" in the Registration Statement)
 25.1    Statement of Eligibility of Trustee*


---------------
* To be filed by amendment or on Form 8-K.